UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2006
CALUMET SPECIALTY PRODUCTS
PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	37-1516132 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 9, 2006, the board of directors (the “Board”) of Calumet GP, LLC, the general partner (the “General Partner”) of Calumet Specialty Products Partners, L.P. (the “Partnership”), approved the 2007 Incentive Compensation Plan (the “Plan”) upon the recommendation of the compensation committee of the Board. The Plan is effective beginning with the 2007 fiscal year. The purpose of the Plan is to aid the Partnership in retaining and motivating management employees of high caliber and to assist the Partnership in meeting its performance objectives. The Plan provides for incentive awards comprised of both cash and awards of equity interests in the Partnership.
     The Plan provide for awards to be awarded to the Partnership’s executive officers and certain other management employees if the Partnership meets specific performance targets based on its distributable cash flow. Distributable cash flow is defined by the Partnership to mean Adjusted EBITDA (as defined in the Partnership’s credit facilities) less maintenance capital expenditures, cash interest expense and income tax expense.
     Under this Plan, if the Partnership’s actual performance meets a minimum distributable cash flow goal for the fiscal year, executive officers and certain other management employees may receive incentive bonus payments ranging from 15% to 50% of the employee’s base salary, depending on the participant’s position with the Partnership. If the Partnership’s performance exceeds the defined minimum distributable cash flow goal, the cash bonus paid as percentage of the employee’s base salary may be larger, ultimately reaching an upper range of 60% to 200% of the employee’s base salary, depending on the participant’s position with the Partnership, if the Partnership’s distributable cash flow for the fiscal year reaches a defined maximum level. There are a total of three increasing distributable cash flow goals under the Plan pursuant to which participants may receive incentive bonus payments. Cash bonuses will be prorated if actual performance falls between the defined minimum and maximum distributable cash flow goals.
     Payment of cash bonuses (if any) will be made in the first quarter following the end of the performance period during which the bonuses were earned. Cash bonuses under the Plan will be paid in a single lump sum, subject to tax and other withholdings.
     Under this Plan, if the Partnership’s actual performance meets a target distributable cash flow goal for the fiscal year, executive officers and certain other management employees may receive awards ranging from 1,000 to 5,000 phantom units with distribution equivalent rights (“DERS”), depending on the participant’s position with the Partnership. If the Partnership’s distributable cash flow for the fiscal year reaches a defined maximum level, the participants in the Plan may receive awards ranging from 1,500 to 7,500 phantom units with DERS, depending on the participant’s position with the Partnership. Equity awards will not be prorated if actual performance falls between the defined target and maximum distributable cash flow goals.
     Awards of phantom units with DERS pursuant to the Plan will be made in the first quarter following the end of the performance period during which such awards were earned. Any awards of phantom units with DERS will be issued pursuant to the Partnership’s Long-Term Incentive Plan (the “LTIP”) previously adopted by the Board.
     The Board also approved on November 9, 2006 a standard form of phantom unit grant agreement with DERS to be used for phantom unit grants pursuant to the LTIP. Pursuant to the terms of the LTIP, the Board or its compensation committee may make grants of equity awards to the employees, consultants and directors of the General Partner and employees and consultants of its affiliates who perform services for the General Partner. The form of phantom unit grant is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit
Number	Description

Exhibit 10.1	Form of phantom unit grant agreement.
Exhibit 10.2	2007 Incentive Plan (as the 2007 Incentive Plan has not been reduced to writing, the description of the Plan set forth above is incorporated herein by reference).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
By:	CALUMET GP, LLC,
its General Partner

By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President, Chief Financial Officer and Secretary

November 15, 2006

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 10.1	Form of phantom unit grant agreement.
Exhibit 10.2	2007 Incentive Plan (as the 2007 Incentive Plan has not been reduced to writing, the description of the Plan set forth above is incorporated herein by reference).